UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HOME PROPERTIES, INC.
(Exact name of Registrant as specified in its Charter)

MARYLAND	1-13136	16-1455126
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

850 Clinton Square, Rochester, New York 14604
(Address of principal executive offices)

(585) 546-4900
(Registrant's telephone number, including area code)

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The following e-mail was sent by Home Properties, Inc. to certain institutional holders of its Common Stock beginning on April 15, 2008.

To:	[Institutional Investors]

From:	Edward Pettinella and David Gardner (Yvonne Wheeler)

Subject:	Help with Home Properties Proxy Vote

A copy of this e-mail and our 2008 Proxy Statement are attached for your reference.

In addition to election of directors and ratification of auditors, management has proposed (Proposal #2) a new Stock Benefit Plan. As you are one of our larger investors, we wanted to personally make sure you understood why the Board of Directors and management feel that approval of this Plan is in the best interests of the stockholders. While Glass Lewis has recommended a vote in favor of this Plan, RiskMetrics has issued an analysis recommending a vote against the Plan. The Plan fails the RiskMetrics tests solely because RiskMetrics does not include our UPREIT Units with our common stock as outstanding equity.

The ability to issue equity grants is necessary in order for Home Properties to be able to competitively attract and retain highly-qualified employees and directors. Equity awards also provide an additional incentive for them to exert their best efforts on behalf of the Company and closely align the interests of employees and the Board with the interests of our stockholders. We do not have sufficient shares left under our current plan to achieve these objectives.

Home Properties has a history of being very responsible in the issuance of equity awards under its current plan. The Companys burn rate for equity awards for 2007, 2006 and 2005 was 1.45%, 1.53% and 1.47%, respectively. The burn rate is calculated by dividing the total of options and restricted stock (with each share of restricted stock being valued as 2.5 options) granted in each year by the outstanding common shares and UPREIT Units for the related year.

We know that you are familiar with our UPREIT structure and its importance to the success of Home Properties. Our UPREIT Units have been issued as purchase price consideration to sellers of apartment communities we purchased. As a result of receiving UPREIT Units, these sellers were able to defer the taxable gain they otherwise would have incurred on the sale of their property, which contributed to our ability to buy apartment communities that fit one of our core strategies at favorable prices. We have made more use of the UPREIT Unit vehicle than others in our peer group. With UPREIT Units comprising approximately 29% of our equity capitalization as of December 31, 2007, we ranked second of all REITs for use of this form of equity.

UPREIT Units are exchangeable on a one-for-one basis into shares of Common Stock. The exchange of an UPREIT Unit for Common Stock has no effect on diluted earnings per share as unitholders and stockholders effectively share equally in the net income of our operating partnership. In addition, holders of UPREIT Units receive distributions in the same amount and at the same time that dividends are paid to our stockholders. They are also allocated a pro-rata share of our earnings, pari passu with the holders of Common Stock. UPREIT Units are like Common Stock in substantially every way.

RiskMetrics does not include UPREIT Units as part of Home Properties equity capitalization in the two models they use to evaluate stock benefit plans. That is the only reason we do not pass their models for recommending approval of the Plan. Their first model is the burn-rate model, as described above, except our UPREIT Units are not included in the denominator in the RiskMetrics model. With that model, our three-year average burn rate of 2.15% is above the 2% threshold established by RiskMetrics. As noted above, when UPREIT Units are included in the formula, our three-year average burn rate of 1.48% passes the burn-rate analysis with flying colors. In addition, to prove our commitment to continuing the reasonable use of equity awards, we have committed in the proxy statement that the average burn rate over the next three years will not exceed the 2% threshold (as calculated using UPREIT Units in the denominator).

The other model employed by RiskMetrics is the shareholder value transfer model. This model estimates the cost of a proposed plan to stockholders as options are exercised or stock restrictions lapse. RiskMetrics established a cap of 5% for Home Properties. If UPREIT Units are not included in the formula, the cost of our proposed Stock Benefit Plan as calculated by RiskMetrics is 6%, slightly exceeding the threshold. If UPREIT Units are included in the formula, the Plan cost is 4.13%, again well below the threshold.

We have explained to RiskMetrics the comparability of our common stock and our UPREIT Units and urged them not to penalize Home Properties for using UPREIT Units rather than Common Stock as currency but have not been successful. For that reason, we are asking you to affirm your support of our UPREIT structure and its role in the success of Home Properties by encouraging your proxy group to vote in favor of the proposed Stock Benefit Plan. If you would prefer that we contact your proxy services team directly or if you have any questions, please contact Ed at 585-246-4176 or David at 585-246-4113. Otherwise, one of us will give you a telephone call shortly to see if you have any questions or concerns.

Thank you in advance for your support.

Edward J. Pettinella
President and Chief Executive Officer

David P. Gardner
Executive Vice President and Chief Financial Officer